Report of Independent Registered Public Accounting Firm on Supplemental Information
To the Stockholders and Board of Directors
OFS Capital Corporation:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated statement of assets and liabilities of OFS Capital Corporation and subsidiaries (the Company), including the consolidated schedule of investments, as of December 31, 2019, the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and our report dated March 13, 2020 expressed an unqualified opinion on those consolidated financial statements.
The senior securities information as of December 31, 2019 included in Part II, Item 5 of the Annual Report on Form 10‑K of the Company under the caption “Senior Securities” (the senior securities table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The senior securities table is the responsibility of the Company’s management. Our audit procedures included determining whether the senior securities table reconciles to the Company’s consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the senior securities table. In forming our opinion on the senior securities table, we evaluated whether the senior securities table, including its form and content, is presented in conformity with the instructions to Form N‑2. In our opinion, the senior securities table as of December 31, 2019, is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/KPMG LLP
Chicago, Illinois
March 13, 2020